ACKNOWLEDGMENT

WHEREAS Mexoro Minerals Ltd. (“Mexoro”) has issued three secured convertible debentures to Paramount Gold and Silver Corp (“Paramount”) for a total principal amount of one million three hundred and seventy thousand dollars US ($1,370,000.00USD) bearing interest at a rate of eight percent (8%) per annum (the “Convertible Debentures”);

WHEREAS Mexoro was due to pay accrued interest on the Convertible Debentures on October 10, 2008, for the period from May 9th, 2008 to October 10th, 2008 in the amount of thirty one thousand nine hundred and six dollars US ($31,906.00USD) (the “Interest Payments”);

AND WHEREAS Sunburst de Mexico S.A. de C.V. (“Sunburst”) is a wholly-owned subsidiary of Mexoro;

AND WHEREAS Paramount has agreed to defer the Interest Payments until November 10, 2008;

NOW THEREFORE, each of the undersigned acknowledge and agree that the Interest Payments shall be paid by Mexoro and Sunburst jointly and severally to Paramount on or before November 10, 2008 together with interest at the rate of eight percent (8%) on the unpaid Interest Payments and together with all other interests payments due at that time pursuant to the terms of the Convertible Debentures.

Each of the undersigned further acknowledge and agree that the terms, conditions, rights and obligations set forth in the Convertible Debentures remain in full force and effect.

Dated this 14th day of October, 2008.

Mexoro Minerals Ltd.                                                                           Sunburst de Mexico S.A. de C.V.

Per: __________________________                                              Per: __________________________
Name:                                                               Name:
I have authority to bind the Corporation.                                          I have the authority to bind the corporation.